CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the use in this Registration Statement on Form S-1 filed with the Securities and Exchange Commission and Form AC and H-(e)1-S filed with the Office of Thrift Supervision on August 4, 2005 of our report dated June 10, 2005 on the financial statements of ASB Holding Company for the year ended September 30, 2004. We also consent to the references to us under the headings "Effects of the Conversion on Depositors, Borrowers and Members", "Federal and State Tax Consequences of the Conversion", "Legal and Tax Opinions" and "Experts" in this Registration Statement on Form S-1 and Form AC and H-(e)1-S.


                                        /s/ Crowe Chizek and Company LLC

                                        Crowe Chizek and Company LLC



Livingston, New Jersey
August 3, 2005